EXHIBIT 10.4(44)

MGM RESORTS INTERNATIONAL

AMENDMENT TO ALL STOCK APPRECIATION RIGHT AGREEMENTS

On October 7, 2013, the Compensation Committee of MGM Resorts International (the “Company”) adopted an amendment with respect to all outstanding and future stock appreciation rights in respect of Company shares in order to allow for the same-day exercise and sale of the shares underlying the stock appreciation rights. Pursuant to such resolutions, the definition of Fair Market Value with respect to all existing and future stock appreciation rights will be:

•	for purposes of determining the “Fair Market Value” at the time of exercise (and thus for purposes of determining the withholding price), the actual price of the share reported on the applicable exchange at the approximate time of exercise; and

•	for conversion price, the closing price of a share reported on the applicable exchange on the grant date.